Exhibit 10.3

Statement of Work Agreement

This Statement of Work Agreement (“SOW Agreement”) is made and entered into on November 12, 2015 by and between Neurotrope Bioscience, Inc. (“NTRP” or “Neurotrope”) and Blanchette Rockefeller Neurosciences Institute (“BRNI”) (each, a “Party” and collectively, the “Parties”), and is effective as of November 1, 2015 (the “SOW Agreement Effective Date”), pursuant to that certain Amended and Restated Technology License and Services Agreement dated February 4, 2015 by and between NTRP, on the one hand, and BRNI and NRV II LLC, on the other hand, (the “TLSA”). This SOW Agreement hereby incorporates, and is subject to, the terms and conditions of the TLSA. All capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the TLSA.

WHEREAS, the Parties intend that this SOW Agreement shall constitute a Statement of Work pursuant to Paragraphs 3.1 and 3.2 of the TLSA for Services to be provided by BRNI to NTRP under the TLSA; and

WHEREAS pursuant to Section 5.6 of the TLSA, BRNI has the “sole and exclusive right (but not the obligation) to apply for, file, prosecute, or maintain patents and applications for the Licensed IP, in each case, in any jurisdiction throughout the world;” and

WHEREAS Section 5.6 of the TLSA further provides that “Neurotrope shall reimburse BRNI for all of the attorneys’ fees, translation costs, filing fees, maintenance fees, and other costs and expenses related to any of the foregoing” (i.e. applications for filing, prosecution or maintenance) subject to certain provisos; and

WHEREAS NTRP agreed that BRNI should undertake, pursuant to BRNI’s authority from the United States Food and Drug Administration (the “FDA”), certain limited human compassionate use trials; and

WHEREAS NTRP agrees to engage BRNI, pursuant to Section 3.1 and 3.2 of the TLSA, as amended, and this SOW Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows.

1.	This SOW Agreement shall commence as of the SOW Agreement Effective Date and shall expire on December 31, 2016 (the “SOW Agreement Term”).

2.	NTRP shall pay BRNI one million one hundred sixty six thousand six hundred sixty six dollars ($1,166,666) in Service Fees payable in the amount of eighty three thousand three hundred thirty three dollars ($83,333) per month for each month from November 1, 2015 through December 31, 2016. NTRP agrees that the full one million one hundred sixty six thousand six hundred sixty six dollars ($1,166,666) is a binding obligation of NTRP, and any failure to pay the full amount shall constitute a breach of TLSA, as amended, and this SOW Agreement. NTRP agrees that the payment for the month of November, 2015 will be paid by NTRP within two (2) business days after the execution of the Securities Purchase Agreement, dated November 12, 2015, between Neurotrope and the several buyers thereto

3.	The payments set forth in Paragraph 2 above, as and when made to BRNI, shall also satisfy NTRP’s obligations to reimburse BRNI pursuant to Section 5.6 of the TLSA for any and all attorneys’ fees, translation costs, filing fees, maintenance fees, and other costs and expenses related to applying for, filing, prosecuting, and maintaining patents and applications for the Licensed IP incurred by BRNI during the SOW Agreement Term (but, for the avoidance of doubt, such payments shall not satisfy any attorneys’ fees, translation costs, filing fees, maintenance fees, or other costs or expenses related to applying for, filing, prosecuting, and maintaining patents and applications for the Licensed IP incurred by BRNI after the expiration or termination of the SOW Agreement Term), as well as any litigation costs which BRNI may incur related to any of the Licensed IP during the SOW Agreement Term. For clarity, BRNI shall not commence any litigation to enforce the Licensed IP without the consent of NTRP (which consent shall not be unreasonably withheld, delayed, or denied).

4.	BRNI may enroll one (1) additional compassionate use patient, in addition to the compassionate use patient currently enrolled, in trials of BRNI’s Alzheimer’s (“AD”) therapeutic drug platform during the SOW Agreement Term, and the payments set forth in Paragraph 2 above, shall satisfy any and all of NTRP’s obligation whatsoever to BRNI or to any other Third Party for costs incurred or to be incurred by BRNI relating to such trials during the SOW Agreement Term. However, NTRP and BRNI shall jointly review protocols which shall be established to the parties’ mutual satisfaction and contain appropriate safety measures to be employed by the treating physician. It is understood and agreed by the Parties that BRNI may receive cost reimbursement from patients, patients’ families, or other Third Parties in connection with such enrolled patients and administration of these trials. No additional compassionate use or expanded access patients shall be enrolled by BRNI without the consent of NTRP.

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5.	BRNI shall perform the Services requested by NTRP as set forth in Attachment A to this SOW Agreement, which is incorporated herein and made a part hereof and BRNI’s costs therefore shall be satisfied pursuant to the payments set forth in Paragraph 2 above.

6.	For the avoidance of doubt, this SOW Agreement shall not waive or modify any of the paragraphs of the Statement of Work and Account Satisfaction Agreeent between the Parties entered into on February 4, 2015 intended to survive thereof, namely paragraphs 5, 9, 13, 15, 16, and 19 thereof.

Neurotrope Bioscience, Inc.		Blanchette Rockefeller Neurosciences Institute

By:	/s/ Robert Weinstein	By:	/s/ William S. Singer

Name:	Robert Weinstein	Name:	William S. Singer

Title:	Secretary and Treasurer	Title:	President

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Attachment A

Services to be performed by BRNI’s laboratory will include those to support Neurotrope's ongoing Alzheimer's clinical program through the development and validation of a new sensitive assay for PKC epsilon levels and activation (pre-clinical work). This assay will then be used to monitor bryostatin's target engagement in blood samples from patients in Neurotrope's clinical trials. While the new PKC epsilon assay is being developed, we will use the current assay on those patients enrolled earlier in the Phase 2b trial. The current assay was able to demonstrate target engagement in the Phase 2a trial. It will also be supplemented with our P32 assay that measures activation with more sensitivity - before the new assay development is completed."

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